EXHIBIT 10.108

ASSIGNMENT OF PROMISSORY NOTE

In consideration of the reduction of the indebtedness owed by Tarrant Apparel Group, a California corporation (“Assignor”), to Tarrant Company Limited, a corporation formed under the laws of Hong Kong (“TCL”) and to Trade Link Holdings Company, a corporation formed under the laws of Hong Kong (“TLH”), Assignor hereby grants, assigns, conveys and transfers, without recourse, 84.745% to TCL and 15.225% to TLH or such other person as shall be designated by TCL and TLH, respectively, of its interest, right, privilege, benefit and remedies in, to and under that certain Amended Secured Promissory Note in the original principal amount of U.S. $47,702,128 dated October 5, 2000, and amended as of December 18, 2001 (the “Note”), executed by Tex Transas, S.A. de C.V., in favor of Tarrant Mexico, S. de R.L. de C.V.

Assignor hereby represents and warrants to TCL and TLH that no previous assignment or security interest in the Note has been made or given by Assignor. Assignor hereby irrevocably constitutes and appoints TCL’s and THL’s Chief Financial Officer (together, the “Officers”) as its attorney-in-fact, which power is coupled with an interest, so the Officers shall have the right to demand, receive and enforce Assignor’s rights with respect to the Note, to give appropriate receipts, releases and satisfactions, and to do any and all acts with the same force and effect as Assignor could have done.

If any provision of this Assignment shall be invalid, illegal or unenforceable, it shall not affect or impair the validity, legality and enforceability of the other provisions of this Assignment. This Assignment may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, except by a written instrument signed by the party against whom enforcement of the waiver, amendment, change, or modification is sought. Assignor shall indemnify and hold harmless TCL and TLH against any liabilities, claims, costs or expenses, including reasonable attorneys’ fees, incurred by TCL and TLH as a result of this Assignment or TCL’s and TLH’s exercise of its rights hereunder.

This Assignment shall be binding upon Assignor and its successors and assigns, and shall inure to the benefit of TCL and TLH and their respective successors and assigns. TCL and THL may assign all or any portion of its interest in the Note or its rights created hereunder and, in such event, Assignor, at its sole expense, shall promptly execute, acknowledge and deliver such additional documents, instruments and agreements as may be required by TCL and THL in connection with any such assignment. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Assignor has cause this Assignment to be executed as of the date set forth below.

“Assignor” TARRANT APPAREL GROUP

By:	/s/ EDDY YUEN

Its:

Dated: December 26, 2001.

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